Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE LAW, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, AND MAY NOT BE SOLD, OFFERED FOR SALE, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS COVERING SUCH TRANSACTION.

CONVERTIBLE PROMISSORY NOTE

SHARING SERVICES GLOBAL CORPORATION

Principal Amount: US$100,000.00	August 13 , 2024

FOR VALUE RECEIVED, Sharing Services Global Corporation, a Nevada corporation, having its principal office address at 5200 Tennyson Parkway, Suite 400, Plano, Texas 75024 (the “Borrower”) promises to pay to HWH International Inc., a Delaware corporation, having its principal office address at 4800 Montgomery Lane Suite 210, Bethesda, MD 20814, or its designee(s) to whom this Note has been endorsed for payment (the “Holder”), the principal sum of One Hundred Thousand United States Dollars (US$100,000.00) (the “Principal Amount”) and all accrued interest may be paid by the “Optional Conversion” (as hereinafter defined) of such amount into shares of the Borrower’s common stock (the “Common Stock”) at the Conversion Rate, provided all of the conditions precedent contained in Section 3 of this Note have been satisfied, together with interest in arrears, if any, on the unpaid principal balance from time to time outstanding from the date hereof until the entire Principal Amount due hereunder is paid in full at the rate(s) provided below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated August_____ , 2024, among the Company and the Holder.

l. Maturity.

1.1 Maturity Date. The aggregate outstanding Principal Amount, together with all accrued interest, if any, thereon, reduced by unamortized prepaid interest, if any, (cumulatively, the “Outstanding Amount”), shall, at the discretion of the Holder, either be repaid in cash and/or convert into shares of Common Stock of the Borrower as provided in Section 3 below and shall be due and payable in full on the earliest to occur of (the earliest of such events being the “Maturity Date”): (i) the third (3rd) anniversary of the date of this Note (the “Scheduled Maturity Date”); (ii) the acceleration of this Note upon the occurrence of an Event of Default; or (iii) on the fifth (5th) business day after the Holder has delivered to the Borrower a written demand for payment of this Note.

1.2 Redemption. The Borrower may, at its option, at any time during the term of this Note, redeem a portion or all amounts of outstanding Principal Amount, without incurring penalties, additional interest, or other fees or charges; provided that the Borrower shall send the Holder written notice (the “Redemption Notice”) of such redemption stating the amount of the Principal Amount being redeemed (the “Redemption Amount”) and, if such redemption of the Note is in full, the place or places whether the Note is to be surrendered for payment. After a Redemption Notice is given, the Borrower shall deliver to the Holder the Redemption Amount within five (5) business days of such Redemption Notice, during which period of time the Holder shall not have the right to convert any portion of this Note. If the Borrower fails to deliver the Redemption Amount to the Holder within five (5) business days, then (i) all rights and remedies of the Holder under this Note, including conversion rights in accordance with Section 3 of this Note, shall continue as though no such Redemption Notice had been given, and (ii) the Borrower shall not have the right to redeem any portion of the Principle Amount for a period of thirty (30) calendar days following such failure to deliver the Redemption Amount.

2. Interest: Commitment Fee.

2.1 Interest Rate. This Note shall bear eight percent (8%) interest per annum. Interest shall be paid quarterly, in cash or in Common Stock, at the Borrower’s election, subject to Sections 3 of this Note, on or before the thirtieth (30ili) day after the end of each quarter during the term of Note. Interest shall be computed on the basis of a 365-day or 366-day year and the actual number of days elapsed.

2.2 Interest After Default. At the Holder’s option, and to the extent permitted by applicable law, the unpaid principal balance shall bear interest after an Event of Default and after Maturity Date (whether by acceleration or otherwise) at the Default Interest Rate. The “Default Interest Rate” shall be, at Holder’s option, (i) ten percent (10%) per annum, or (ii) the Maximum Lawful Rate, whichever is lower. The term “Maximum Lawful Rate” means the maximum rate of interest that is permissible under applicable state or federal law for the type of loan evidenced by this Note.

2.3 Commitment Fee. Upon signing of this Note, a commitment fee of eight percent (8%) of the Principal Amount (the “Commitment Fee”) shall be paid by the Borrower to the Holder, in cash or in Common Stock at the Conversion Rate (defined below), at the discretion of the Holder.

3. Conversion.

3.1. Optional Conversion. At any time during the term of this Note, except as otherwise provided herein, the Principal Amount Jess any unamortized prepaid interest, if any, and all accrued interest, if any, thereon (the “Maximum Conversion Amount”) may, at the option of the Holder, be converted, in whole or in part, into fully paid and non-assessable whole shares of Common Stock (“Optional Conversion”) in accordance with Section 3.4 below.

3.2. Mechanics of Conversion. The Holder shall notify the Borrower in writing of its election to convert all or part of the Maximum Conversion Amount (the “Conversion Amount”) in accordance with Section 3.1 (the “Conversion Notice”). Such conversion shall only become effective after all of the following conditions have been satisfied:

a. The Borrower receives the Conversion Notice;

b. The Holder executes any and all documents required in connection with becoming a holder of Common Stock;

c. The Borrower issues and delivers to the Holder a certificate or certificates for the number of Common Stock, if any, to which Holder shall be entitled as provided herein, within seven (7) calendar days ofreceipt of the Conversion Notice (the “Certificates”); and

d. The Holder provides the Borrower with written confirmation that the outstanding balance of the Principal Amount and accrued interest, if any, has been reduced by the Conversion Amount (“Reduction Certificate”). Upon the occurrence of the events set forth in Sections 3.2 (a), (b) and (c) above, and this Section 3.2(d), the Borrower shall deliver to the Holder a restated note (“Restated Note”) evidencing the remaining outstanding balance of the Principal Amount, if any, which Restated Note shall in all other respects be identical with this Note, except that the Maximum Conversion Amount shall be reduced by the Conversion Amount.

3.3 Conversion Rate. The number of whole shares of Common Stock into which this Note may be converted (the “Conversion Shares”) at US$0.002 (the “Conversion Rate”).

3.4 Adjustment ofNote Conversion Rate. In the event the Borrower shall in any manner, subsequent to the issuance of this Note, approve a reclassification involving a reverse stock split and subdivision of the Borrower’s issued and outstanding Common Stock, the Conversion Rate shall forthwith be adjusted by proportionally increasing the Note conversion price on the date such subdivision shall become effective. In the event the Borrower shall in any manner, subsequent to the issuance of this Note, approve a reclassification involving a forward stock split and subdivision of the Borrower’s issued and outstanding Common Stock, the Conversion Rate shall forthwith be adjusted by proportionally decreasing the Note conversion price on the date such subdivision shall become effective.

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3.5 No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Borrower issuing any fractional shares to the Holder upon conversion of the Note, the Borrower shall pay to the Holder the amount of the fractional shares valued at the Conversion Rate.

4. Reservation of Authorized Shares.

4.1 Reservation. On the date of this Note, the Borrower shall have reserved all ofits authorized unissued shares of Common Stock, including treasury shares of Common Stock (“Initial Reserve Amount”), solely for the purpose of effecting the conversion ofthis Note or other convertible securities issued to the Holder, if any. After the increase in the Borrower’s authorized but unissued shares of Common Stock (“Authorized Share Increase”), the Borrower shall at all times thereafter reserve out of its authorized but unissued shares of Common Stock, a number of shares of Common Stock equal .to the Conversion Rate with respect to Maximum Conversion Amount of this Note, solely for the purpose of effecting the conversion of this Note (the “Subsequent Reserve Amount”).

4.2 Insufficient Authorized Shares. If at any time after the Authorized Share Increase and while this Note remains outstanding the Borrower does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Subsequent Reserve Amount (an “Authorized Share Failure”), then the Borrower shall take all action necessary to effect an Authorized Share Increase.

5. Usury. All agreements between the Borrower and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance, or detention of the indebtedness evidenced hereby exceed the maximum permissible amount under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, and, if the Principal Amount of this Note has been paid in full, shall be refunded to the Borrower.

6. Negative Covenants. So long as this Note shall remain in effect and until any Outstanding Amount (and liquidated damages, if any) and all fees and all other expenses or amounts payable under this Note have been paid in full, unless the Holders shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the Borrower shall not amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder.

7. Replacement of Note. If this Note is mutilated, lost, stolen or destroyed, the Borrower shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Note, a new Note, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction and customary and reasonable bond or indemnity, ifrequested.

8. Events of Default. The following constitute an event of default (“Event of Default”):

a. The Borrower fails to pay any amount of principal or interest under this Note when due and said failure continues for a period of thirty (30) days after the Borrower’s receipt of written notice from the Holder;

b. The Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Note and such failure or neglect continues after the Holder provided the Borrower with thirty (30) days written notice thereof;

c. Any warranty or representation now or hereafter made by the Borrower in connection with this Note is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time pursuant to this Note by the Borrower to the Holder is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified and such failure or neglect continues after the Holder provided the Borrower with thirty (30) days written notice thereof;

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d. A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership Jaw or statute is filed against the Borrower which is not dismissed within sixty (60) days of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership Jaw or statute is filed by the Borrower or the Borrower makes an assignment for the benefit of creditors or the Borrower takes any corporate action to authorize any of the foregoing;

e. The Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

or

f. The Borrower becomes insolvent or fails generally to pay its debts as they become due, and said failure continues for a period of thirty (30) days after written notice of same from the Holder to the Borrower.

9. Remedies. Upon the occurrence of an Event of Default, or Change of Control, at the option and upon the written declaration of the Holder (or automatically without such declaration ifan Event of Default set forth in Section 8(d) occurs), the entire Outstanding Amount shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the Holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise, including the demand for immediate transfer to the Holder of any ownership interests in the Borrower. For purposes of this Note, the term “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) of a majority of total voting power of the voting stock of the Borrower. Change of Control specifically excludes any transactions involving the Holder and/or any entity or person affiliated with the Holder.

10. Miscellaneous.

a. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Borrower shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

b. Waiver. No failure to exercise, and no delay in exercising, on the part of the Holder, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

c. Amendments. Any term, covenant, or condition of this Note may be amended or waived only by written consent of the Borrower and the Holder.

d. Expenses. Any reasonable expense incurred by the Holder (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the exercise of any right or remedy upon the occurrence of an Event of Default, including, without limitation, the costs of collection and reasonable attorneys’ fees and expenses, shall be paid by the Borrower within thirty (30) days of receiving written notice thereof from the Holder. Any such expense incurred by the Holder and not timely paid by the Borrower shall be added to the other obligations hereunder and shall earn interest at the same rate per annum as the principal hereunder.

e. Governing Law and Jurisdiction. All questions concerning the construction, validity, enforcement, interpretation and termination of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of Jaw thereof. The parties irrevocably attorn to the jurisdiction of the courts of the State of Delaware for any actions or proceedings arising out of or relating to the enforcement of this Note.

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f. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. This Note and the rights, privileges and obligations of Holder hereunder, shall not be assigned, sold or transferred by Holder, in part or in full without the prior written consent of the Borrower, provided that the Holder may assign or transfer any of its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to any entity controlled by, controlling or under common control with the Holder. The Borrower may not assign this Note without prior written consent of the Holder, provided that the Borrower may assign this Note to any successor of all or substantially all of its assets or business, or any entity surviving the merger, combination or consolidation with the Borrower. Notwithstanding the above, under no circumstances shall the Optional Conversion or the rights, privileges and obligations of Holder pursuant thereto be separately assigned by Holder.

g. Entire Agreement. This Note constitutes the full and entire agreement of the Borrower and the Holder with respect to the subject matter hereof.

h. Confidentiality. In addition to separate confidentiality agreement, if any, the Holder will at all times keep confidential and not divulge, use or make accessible to anyone the terms and conditions of this Note and the transactions described herein, and any non-public material information concerning or relating to the business or financial affairs of the Borrower to which such party has been or will become privy relating to this Note, except to its employees and advisors in such capacity, as required to perform its obligations hereunder, ifrequired by law or rules of a stock exchange on which its or its parent’s securities are listed, or with the prior written consent of the Borrower.

i. Waiver of Jury Trial.

THE BORROWER AND HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH REGARDS TO ANY “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE”. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER AND HOLDER, AND THE BORROWER AND HOLDER HEREBY REPRESENT THAT NO REPRESENTATIONS OFF ACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIYER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. THE BORROWER AND HOLDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION HEREOF IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. THE BORROWER FURTHER REPRESENTS AND WARRANTS THAT (1) IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR (2) HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND (3) EACH HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIYER WITH COUNSEL.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrower and the Holder have caused this Note to be executed by their duly authorized representatives as of the day and year first above written.

The Borrower

By:	/s/ John “JT” Tatch
Name:	John “JT” Tatch
Title:	Chief Executive Officer

The Holder

HWH International Inc.

By:	/s/ Chan Heng Fai Ambrose
Name:	Chan Heng Fai Ambrose
Title:	Executive Chairman

[Signature Page to Convertible Promissory Note]